UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.                )*

STAR BANC CORPORATION
Name of Issuer

COMMON STOCK
Title of Class of Securities

85508310-1
CUSIP Number


Check the following box if a fee is being paid with this statement [ X ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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XXXBEGIN PAGE 2 HEREXXX
CUSIP No. 85508310-1                          13G
               Page 2 of 4 Pages

_____________________________________________________________________________
1.	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Star Banc Corporation
	31-0838189
_____________________________________________________________________________
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								(a)[      ]
								(b)[      ]
______________________________________________________________________________
3.	SEC USE ONLY

______________________________________________________________________________
4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	Ohio, United States
______________________________________________________________________________
NUMBER OF		5.	SOLE VOTING POWER
SHARES				945,565.7
			____________________________________________________________
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY			0
			____________________________________________________________
EACH			7.	SOLE DISPOSITIVE POWER
REPORTING 			718,080.9
			____________________________________________________________
PERSON WITH	8.	SHARED DISPOSITIVE POWER
				307,793.3
______________________________________________________________________________
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
		1,444,139
______________________________________________________________________________
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES* [    ]
______________________________________________________________________________
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.8%
______________________________________________________________________________
12.	TYPE OF REPORTING PERSON*
	HC
______________________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!


Page 2 of 4 pages

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XXXBEGIN PAGE 3 HEREXXX
Schedule 13G


Item 1.
	(a)	Name of Issuer
		STAR BANC CORPORATION

	(b)	Address of Issuer's Principal Executive Offices
		425 WALNUT STREET, CINCINNATI, OHIO  45202

Item 2.
	(a)	Name of Person Filing
		STAR BANC CORPORATION

	(b)	Address of Principal Business Office or, if none, Residence
		425 WALNUT STREET, CINCINNATI, OHIO  45202

	(c)	Citizenship:
		OHIO

	(d)	Title of Class of Securities
		COMMON STOCK

	(e)	CUSIP Number
		85508310-1

Item 3.		If this statement is filed pursuant to Rule 13d-1(b),
or 13d-2(b), check whether the 		person filing is a:

		THIS STATEMENT IS FILED PURSUANT TO PARAGRAPH (g) OF THIS ITEM 3 BY STAR BANC CORPORATION, A PARENT HOLDING COMPANY AS
DESCRIBED IN SECTION 240.13d-1(b)(ii)(G).  STAR BANC CORPORATION
HAS THREE SUBSIDIARY BANKS WHOSE TRUST DEPARTMENTS "BENEFICIALLY
OWN" SECURITIES OF THE ISSUER.  THE SUBSIDIARY BANKS ARE LISTED
IN EXHIBIT A ATTACHED TO THIS SCHEDULE AS REQUIRED BY ITEM 7.

Item 4.  Ownership

	STAR BANC CORPORATION HAS RECORD TITLE TO NONE OF THE
SECURITIES FOR WHICH THIS STATEMENT IS FILED.  ALL SUCH
SECURITIES ARE HELD BY THE TRUST DEPARTMENT OF THE SUBSIDIARY
BANKS.  THE INFORMATION ABOUT SOLE OR SHARED POWER IS GIVEN IN
EXHIBIT A WITH REGARD TO EACH SUCH SUBSIDIARY BANK.


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XXXBEGIN PAGE 4 HEREXXX
Item 5.	Ownership of Five Percent or Less of a Class

	THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL
OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES

Item 6.	Ownership of More than Five Percent on Behalf of Another
Person.

	INAPPLICABLE

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company

	ATTACHED, AS EXHIBIT A, IS A SCHEDULE IDENTIFYING THE
SUBSIDIARY BANKS WHICH HOLD THE SECURITIES BEING REPORTED IN
THIS STATEMENT, ALONG WITH THE INFORMATION REQUIRED BY ITEM 4.
EACH SUBSIDIARY BANK IS A BANK AS DEFINED IN ITEM 3(b).

Item 8.	Identification and Classification of Members of the Group

	INAPPLICABLE

Item 9.	Notice of Dissolution of Group

	INAPPLICABLE

Item 10.	Certification

	By signing below, Star Banc Corporation certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, Star Banc Corporation certifies that the information set forth in this statement is true, complete and correct.


							February 14, 1996

							STAR BANC CORPORATION



							By:	 /s/Jennie P. Carlson

								Jennie P. Carlson, Sr. Vice President and Deputy General Counsel

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